EXHIBIT 4.1
Description of Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as Amended

As of December 31, 2020, BRP Group, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock, par value $0.01 per share, or the “Class A common stock”.

For purposes of this description, references to “the Company,” “BRP Group,” “us,” “we” or “our” refer to BRP Group, Inc. and not any of its subsidiaries.

Description of BRP Group Common Stock

The following is a summary of the material terms of our capital stock and the provisions of our Amended and Restated Articles of Incorporation, as amended (our “articles of incorporation”) and Amended and Restated By-laws (our “by-laws”) and is subject to and qualified in its entirety by reference to the articles of incorporation and by-laws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. It also summarizes some relevant provisions of the Delaware General Business Corporation Law, which we refer to as “Delaware law” or “DGCL” and is subject to and qualified in its entirety by reference to the DGCL. Since the terms of our articles of incorporation, by-laws, and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our Class A common stock that are outstanding are fully paid and non-assessable. The Class A common stock are not subject to further calls or assessments by us. The rights powers and privileges of our Class A common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply so long as the shares of Class A common stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then-outstanding number of shares of Class A common stock (we believe the position of the Nasdaq is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon redemption or exchange of outstanding LLC Units (“LLC Units”) of Baldwin Risk Partners, LLC (“BRP”) not held by BRP Group). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Stockholder meetings

Our certificate of incorporation and our by-laws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our by-laws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transferability, Redemption and Exchange

There are no limitations in the Third Amended and Restated Limited Liability Company Agreement of BRP (the “Amended LLC Agreement”) on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units. Under the Amended LLC Agreement, the holders of LLC Units have the right (subject to the terms of the Amended LLC Agreement), to require BRP to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Other Provisions

Neither the Class A common stock nor the Class B common stock has any preemptive or other subscription rights.

There are no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. Further, our Stockholders Agreement provides that, for so long as owners of LLC Units of BRP prior to our initial public offering (“Pre-IPO LLC Members”) beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock (the “Substantial Ownership Requirement”), any redemption, repurchase or other acquisition of ownership interests (other than in connection with terms of equity compensation plans, subject to certain specified exceptions) must be approved by Pre-IPO LLC Members.

At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A common stock, our Class B common stock will be cancelled.

Certain Certificate of Incorporation, By-laws and Statutory Provisions

Our certificate of incorporation provides that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will only apply against our directors and officers and their respective affiliates for competing activities related to insurance brokerage activities.

Anti-Takeover Effects of our Certificate of Incorporation, Stockholders Agreement and By-laws

Our certificate of incorporation and by-laws contains certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:

No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our common stock entitled to vote generally in the election of directors will be able to elect all our directors.

Election and removal of directors. Our certificate of incorporation provides that our board shall consist of not less than three nor more than 13 directors. Our certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman to our board of directors and that, so long as The Villages Invesco LLC (“Villages Invesco”) beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to our Voting Agreement (as defined below) have agreed to vote for the election of the nominee designated by Villages Invesco. Our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any action to change the number of directors requires approval of the Pre-IPO LLC Members.

In addition, our certificate of incorporation provides that our board of directors is divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock.

Action by written consent; special meetings of stockholders. Our certificate of incorporation provides that, following the time that the Majority Ownership Requirement is no longer met, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation, Stockholders Agreement and by-laws also provides that, subject to any special rights of the holders as required by law, special meetings of the stockholders can only be called by the chairman or vice chairman of the board of directors or, until the time that the Majority Ownership Requirement is no longer met, at the request of holders of a majority of the total voting power of our outstanding shares of common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance notice procedures. Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Super-majority approval requirements. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any amendment to our certificate of incorporation or by-laws must be approved by the Pre-IPO LLC Members. Our certificate of incorporation and by-laws provide that, following the time that the Majority Ownership Requirement is no longer met, the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, election and removal of directors, business combinations and amendment of our certificate of incorporation and by-laws. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but unissued shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the Nasdaq. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business combinations with interested stockholders. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL, until after the Majority Ownership Requirement is no longer met. At that time, such election shall be automatically withdrawn and we will thereafter be governed by the “business combination” provisions of Section 203 of the DGCL. Further, our Stockholders Agreement provides that, until the Majority Ownership Requirement is no longer met, any business combination resulting in a merger, consolidation or sale of all, or substantially all, of our assets, and any acquisition or disposition of any asset or business having consideration in excess of 5% of our total assets, must be approved by the Pre-IPO LLC Members.

Exclusive forum provision. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Exchange Act or the Securities Act of 1933 (the “Securities Act”). Accordingly, our exclusive forum provision does not apply to claims arising under the Exchange Act or the Securities Act and does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders are not deemed to have waived our compliance with these laws, rules and regulations.

Voting Agreement

A group comprised of Baldwin Insurance Group Holdings, LLC, Lowry Baldwin, our Chairman, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, James Roche, Joe Finney, Millennial Specialty Holdco, LLC, Highland Risk Services LLC, Brian Daly and certain trusts established by such individuals have entered into a Voting Agreement, with Lowry Baldwin, our Chairman, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. The parties to the Voting Agreement beneficially own more than 50% of the voting power of our common stock.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DCGL and provides that we will provide them with customary indemnification. We enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Securities Exchange

Our Class A common stock is listed on the Nasdaq under the symbol “BRP.”